Exhibit 99.1

Press contacts:		Investor Contact:
Trinseo	Makovsky	Trinseo
Donna St. Germain	Doug Hesney	David Stasse
Tel : +1 610-240-3307	Tel: +1 212-508-9661	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dhesney@makovsky.com	Email: dstasse@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2018 Financial Results; Updates 2019 Full Year Outlook

Year Ended 2018 Summary

•                  Net income of $292 million and diluted EPS of $6.70

•                  Adjusted Net Income of $317 million and Adjusted EPS of $7.25

•                  Adjusted EBITDA of $573 million

•                  Cash provided by operating activities of $367 million; Free Cash Flow of $245 million

•                  Repurchased approximately 2.2 million shares, or about 5% of issued and outstanding shares, for $143 million

Fourth Quarter 2018 Summary

•                  Net loss of $1 million and diluted EPS of $(0.02)

•                  Adjusted Net Income of $10 million and Adjusted EPS of $0.23

•                  Adjusted EBITDA of $65 million

•                  Cash provided by operating activities of $128 million; Free Cash Flow of $98 million

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2018	2017	2018	2017
Net sales	1,065	1,102	4,623	4,448
Net income (loss)	(1)	118	292	328
EPS (Diluted) ($)	(0.02)	2.63	6.70	7.30
Adjusted Net Income*	10	96	317	366
Adjusted EPS ($)*	0.23	2.14	7.25	8.13
EBITDA*	51	189	541	592
Adjusted EBITDA*	65	169	573	642

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa —  February 13, 2019 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its fourth quarter and full year 2018 financial results.

Net sales in the fourth quarter decreased 3% versus prior year due mainly to lower sales volume in the Feedstocks, Performance Plastics and Synthetic Rubber segments, as well as currency. Fourth quarter net loss of $1 million was $119 million lower than prior year. This variance included impacts from a pre-tax gain of $22 million in the prior year related to changes made to certain Company pension plans, a pre-tax expense of approximately $7 million in the current year related to the transition of business services from The Dow Chemical Company, and a pre-tax loss of approximately $5 million in the current year related to a reduction in force in Synthetic Rubber. Fourth quarter Adjusted EBITDA of $65 million was $104 million lower than prior year. This decrease was the result of several factors, the largest of which was a $28 million unfavorable net timing impact.  This represents a $43 million unfavorable variance versus prior year, which included a $15 million favorable net timing impact.  Further headwinds included customer destocking and delayed orders from macroeconomic dynamics in China and falling prices, continued weakness in the automotive and tire markets, as well as a $7 million impact from an unplanned outage at the Company’s styrene monomer plant in Ternuezen, The Netherlands.

Net sales in the full year increased 4% versus prior year due mainly to currency. Full year net income of $292 million was $36 million lower than prior year. Adjusted EBITDA for the full year was $573 million, $69 million lower than prior year. The year-over-year decline was due mainly to the fourth quarter performance described above as well as an unfavorable net timing variance of $21 million, which included a $9 million unfavorable impact in 2017 in comparison to the $30 million unfavorable impact in 2018.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “We finished 2018 with lower than anticipated profitability due to challenging market dynamics and economic conditions toward the end of the year, particularly in November and December. Despite this, we delivered strong cash generation in the fourth quarter and over the full year returned $209 million to our shareholders via share repurchases and dividends.”

Fourth Quarter Results and Commentary by Business Segment

•                  Latex Binders net sales of $255 million for the quarter increased 2% versus prior year due to the pass through of higher raw material costs. Volume was flat to prior year, as increases to the paper, board and carpet markets in North America were partially offset by a decrease to the paper market in Asia from continued market weakness. Adjusted EBITDA of $22 million included a favorable net timing impact of $4 million and was $11 million below prior year due to lower margins. The prior year results also included a $4 million favorable net timing impact.

•                  Synthetic Rubber net sales of $130 million for the quarter increased 3% versus prior year. The pass through of higher raw material costs was partially offset by lower SSBR and ESBR sales volume due to weak tire market conditions. Adjusted EBITDA of $5 million included an unfavorable net timing impact of $3 million and was $10 million below prior year. The year-over-year decline was due mainly to lower SSBR and ESBR sales volume as well as unfavorable net timing. During the quarter the Company announced a reduction in force in the segment which is anticipated to result in cost savings of approximately $2 million in 2019 and $3 million annually thereafter. There was a pre-tax charge of approximately $5 million in the quarter related to this action which was not reflected in Adjusted EBITDA.

•                  Performance Plastics net sales of $361 million for the quarter was 5% below prior year due mainly to lower sales volume to the automotive market. Adjusted EBITDA of $31 million included an unfavorable net timing impact of $5 million and was $37 million below prior year due to a combination of factors including a slowdown in the automotive industry, higher raw material costs and general market softness in China. Net timing resulted in a $7 million year-over-year decrease in Adjusted EBITDA.

•                  Polystyrene net sales of $240 million for the quarter was 1% below prior year due to the pass through of lower raw material costs and currency which were partially offset by higher sales volume in Europe. Adjusted EBITDA of $6 million included an unfavorable net timing impact of $7 million and was $13 million lower than prior year as a result of a $10 million unfavorable year-over-year impact from net timing as well as very favorable market conditions in the prior year. Excluding the net timing impacts, Polystyrene Adjusted EBITDA was in line with the first two quarters of 2018.

•                  Feedstocks net sales of $79 million for the quarter was 23% below prior year due to lower styrene-related sales. Adjusted EBITDA of negative $7 million included an unfavorable net timing impact of $17 million and was $31 million lower than prior year. The decrease is due primarily to an unfavorable net timing variance of $24 million as well as a $7 million impact from an unplanned outage in 2018 at the Company’s styrene monomer plant in Ternuezen, The Netherlands. This plant successfully restarted in early January.

•                  Americas Styrenics Adjusted EBITDA of $31 million for the quarter was flat versus prior year. Higher polystyrene margins were offset by lower styrene margins as well as lower styrene volume due to an inventory build ahead of the planned first quarter 2019 outage.

Fourth Quarter and Full Year Cash Generation

Cash provided by operating activities for the fourth quarter was $128 million and capital expenditures were $31 million, resulting in Free Cash Flow for the quarter of $98 million. Fourth quarter cash from operations and Free Cash Flow included approximately $81 million of lower working capital. Cash provided by operating activities for the full year was $367 million and capital expenditures were $121 million, resulting in Free Cash Flow for the year of $245 million. Full year cash from operations and Free Cash Flow included approximately $52 million of higher working capital. For a reconciliation of Free Cash Flow to cash provided by operating activities, see note 3 below.

Full Year 2019 Outlook

The Company is updating previously issued guidance as follows:

•                  Full year 2019 net income of $248 million to $318 million and earnings per diluted share of $5.80 to $7.43

•                  Full year 2019 Adjusted EBITDA of $500 million to $580 million and Adjusted EPS of $5.80 to $7.43

Commenting on the outlook for full year 2019, Pappas said, “We are seeing the late 2018 market conditions impacting our business in the first quarter of 2019, but with signs of market improvement across many product areas. The low end of our guidance assumes limited improvement to current market conditions over the balance of the year. The high end of our guidance assumes a progressive recovery in the first half of the year followed by healthier second half conditions.”

For a reconciliation of fourth quarter and full year 2018 and estimated full year 2019 net income to Adjusted EBITDA and Adjusted EPS, see note 2 below. Additionally, refer to the appendix within Exhibit 99.2 of our Form 8-K, dated February 13, 2019, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full year 2018 financial results on Thursday, February 14, 2019 at 10 a.m. Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Investor Relations. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: (866) 393-4306

Participant International Dial-In Number: +1 (734) 385-2616

Conference ID: 2538367

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its fourth quarter and full year 2018 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 14, 2020.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.6 billion in net sales in 2018, with 16 manufacturing sites around the world, and approximately 2,500 employees. For more information visit www.trinseo.com.

Recast of Financial Statements for New Accounting Standard

On January 1, 2018, the Company adopted pension accounting guidance that requires employers to present the service cost component of net periodic benefit cost in the same statement of operations line item as other employee compensation costs arising from services rendered during the period. As a result of this adoption, for the three and twelve months ended December 31, 2017, the Company reclassified net periodic benefit income of $17.6 million and $13.7 million, respectively, from “Cost of sales,” and $2.2 million and $0.0 million, respectively, from “Selling, general, and administrative expenses,” to “Other expense (income), net” within the consolidated statement of operations.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period.  These income measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “see,” “tend,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net sales	$1,065.0	$1,101.8	$4,622.8	$4,448.1
Cost of sales	1,005.7	935.5	4,094.0	3,807.8
Gross profit	59.3	166.3	528.8	640.3
Selling, general and administrative expenses	72.4	59.7	258.5	239.0
Equity in earnings of unconsolidated affiliates	30.8	30.7	144.1	123.7
Operating income	17.7	137.3	414.4	525.0
Interest expense, net	10.6	14.8	46.4	70.1
Loss on extinguishment of long-term debt	—	—	0.2	65.3
Other expense (income), net	0.7	(21.5)	3.5	(21.5)
Income before income taxes	6.4	144.0	364.3	411.1
Provision for income taxes	7.3	26.4	71.8	82.8
Net income (loss)	$(0.9)	$117.6	$292.5	$328.3
Weighted average shares- basic	42.2	43.7	42.8	43.8
Net income (loss) per share- basic	$(0.02)	$2.69	$6.83	$7.49
Weighted average shares- diluted	42.2	44.7	43.7	45.0
Net income (loss) per share- diluted	$(0.02)	$2.63	$6.70	$7.30

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$452.3	$432.8
Accounts receivable, net	648.1	685.5
Inventories	510.4	510.4
Other current assets	20.5	17.5
Investments in unconsolidated affiliates	179.1	152.5
Property, plant, equipment, goodwill, and other intangible assets, net	852.2	907.0
Total other assets	64.2	66.3
Total Assets	$2,726.8	$2,772.0
Liabilities and shareholders’ equity
Current liabilities	537.0	626.6
Long-term debt, net	1,160.8	1,165.0
Other noncurrent obligations	260.3	305.6
Shareholders’ equity	768.7	674.8
Total liabilities and shareholders’ equity	$2,726.8	$2,772.0

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities
Cash provided by operating activities	$366.5	$391.3

Cash flows from investing activities
Capital expenditures	(121.4)	(147.4)
Cash paid to acquire a business, net of cash acquired	—	(82.3)
Proceeds from capital expenditures subsidy	1.0	—
Proceeds from the sale of businesses and other assets	1.7	46.2
Distributions from unconsolidated affiliates	—	0.9
Cash used in investing activities	(118.7)	(182.6)

Cash flows from financing activities
Deferred financing fees	(0.6)	(21.5)
Short-term borrowings, net	(0.3)	(0.3)
Purchase of treasury shares	(142.9)	(88.9)
Dividends paid	(66.0)	(58.0)
Proceeds from exercise of option awards	2.8	9.3
Withholding taxes paid on restricted share units	(8.2)	(0.3)
Net proceeds from issuance of 2024 Term Loan B	696.5	700.0
Repayments of 2024 Term Loan B	(703.5)	(1.8)
Repayments of 2021 Term Loan B	—	(492.5)
Net proceeds from issuance of 2025 Senior Notes	—	500.0
Repayments of 2022 Senior Notes	—	(746.0)
Prepayment penalty on long-term debt	—	(53.0)
Cash used in financing activities	(222.2)	(253.0)
Effect of exchange rates on cash	(6.1)	12.0
Net change in cash and cash equivalents	19.5	(32.3)
Cash and cash equivalents—beginning of period	432.8	465.1
Cash and cash equivalents—end of period	$452.3	$432.8

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Latex Binders	$254.8	$250.3	$1,069.0	$1,097.1
Synthetic Rubber	130.3	126.8	572.5	582.8
Performance Plastics	361.4	380.6	1,577.6	1,419.1
Polystyrene	239.6	241.3	1,017.1	941.4
Feedstocks	78.9	102.8	386.6	407.7
Americas Styrenics*	—	—	—	—
Total Net Sales	$1,065.0	$1,101.8	$4,622.8	$4,448.1

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
(In millions, except per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$(0.9)	$117.7	$292.5	$328.3
Interest expense, net	10.6	14.8	46.4	70.1
Provision for income taxes	7.3	26.4	71.8	82.8
Depreciation and amortization	34.2	30.3	130.2	110.6
EBITDA	$51.2	$189.2	$540.9	$591.8
Loss on extinguishment of long-term debt	—	—	0.2	65.3	Loss on extinguishment of long-term debt
Net gain on disposition of businesses and assets (a)	(0.5)	—	(1.0)	(9.7)	Other expense (income), net
Restructuring and other charges (b)	5.6	1.2	8.2	6.0	Selling, general, and administrative expenses
Acquisition transaction and integration costs (c)	—	(0.1)	0.6	4.7	Selling, general, and administrative expenses; Cost of sales
Asset impairment charges or write-offs (d)	1.5	—	1.5	4.3	Selling, general, and administrative expenses; Cost of sales
Other items (e)	7.4	(21.6)	22.8	(19.9)	Cost of sales; Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$65.2	$168.7	$573.2	$642.5
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$65.2	$168.7	$573.2	$642.5
Interest expense, net	10.6	14.8	46.4	70.1
Provision for income taxes — Adjusted (f)	10.8	28.4	81.0	98.2
Depreciation and amortization — Adjusted (g)	34.0	30.0	129.1	108.6
Adjusted Net Income	$9.8	$95.5	$316.7	$365.6
Adjusted EPS	$0.23	$2.14	$7.25	$8.13

Adjusted EBITDA by Segment:
Latex Binders	$22.2	$33.3	$110.4	$138.5
Synthetic Rubber	5.4	15.0	77.0	83.3
Performance Plastics	30.7	68.0	188.9	230.9
Polystyrene	5.7	18.5	33.7	48.2
Feedstocks	(7.2)	24.2	107.1	110.5
Americas Styrenics	30.8	30.6	144.1	122.9
Corporate unallocated	(22.4)	(20.9)	(88.0)	(91.8)
Adjusted EBITDA	$65.2	$168.7	$573.2	$642.5

(a)                  Net gain on disposition of businesses and assets for the 2018 periods presented above relate to consideration earned for the performance of our former latex business in Brazil, which we divested in 2016. Net gain on disposition of businesses and assets during the year ended December 31, 2017 relates primarily to the sale of our 50% share in Sumika Styron Polycarbonate to Sumitomo Chemical Company Limited.

(b)                  Restructuring and other charges for the 2018 periods presented above primarily relate to employee termination benefit charges incurred in connection with restructuring in our Synthetic Rubber segment. A portion of the restructuring charges for 2018 and the majority of the restructuring and other charges for the 2017 periods presented above relate to decommissioning, contract termination, and employee termination benefit charges incurred in connection with the upgrade and replacement of our compounding facility in Terneuzen, The Netherlands as well as our decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy. Note that the accelerated depreciation charges incurred as part of the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)                   Acquisition transaction and integration costs for the periods presented above relate to advisory and professional fees incurred in conjunction with the Company’s acquisition of API Plastics. The year ended December 31, 2017 also includes a non-cash fair value inventory adjustment recorded in conjunction with the acquisition of API Plastics.

(d)                  Asset impairment charges for the 2018 periods presented above relate to the impairment of certain corporate long-lived assets, while the charges for the year ended December 31, 2017 relate to the impairment of certain long-lived assets within the Company’s Performance Plastics segment.

(e)                   Other items for the 2018 periods presented above primarily relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from The Dow Chemical Company, including certain administrative services such as accounts payable, logistics, and IT services, as well as fees incurred in conjunction with the Company’s term loan repricing which was completed during the second quarter of 2018. Other items for the 2017 periods presented above primarily relate to a curtailment gain recorded on certain of the Company’s pension plans in Europe.

(f)                    Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e), and (g). For the full year and fourth quarter, the income tax expense (benefit) related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

The three months ended December 31, 2018 excludes net benefits of $2.9 million primarily related to provision to return adjustments. The year ended December 31, 2018 excludes net benefits of $3.9 million related to provision to return adjustments and $2.1 million related to certain legal entity restructurings, offset by $1.1 million in charges related to adjustments in reserves for uncertain tax provisions. The three months and year ended December 31, 2017 exclude net benefits of $9.7 million and $0.8 million, respectively, related to adjustments in reserves for uncertain tax positions and provision to return adjustments, respectively, partially offset by the exclusion of net detriments of $3.0 million related to jurisdictional tax rate changes, including the impact of U.S. tax reform.

(g)                   Amounts exclude accelerated depreciation of $0.3 million and $1.1 million for the three months and year ended December 31, 2018, respectively, and $0.3 million and $2.0 million, for the three months and year ended December 31, 2017, respectively,  related to the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2019. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
(In millions, except per share data)	December 31, 2019
Adjusted EBITDA	$500 – 580
Interest expense, net	(42)
Provision for income taxes	(75) – (85)
Depreciation and amortization	(135)
Reconciling items to Adjusted EBITDA (h)	—
Net Income	248 – 318
Reconciling items to Adjusted Net Income (h)	—
Adjusted Net Income	248 – 318

Weighted average shares- diluted (i)	42.8
EPS - diluted	$5.80 – 7.43
Adjusted EPS	$5.80 – 7.43

(h)                  Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted full year ended December 31, 2019, we have not included estimates for these items.

(i)                      Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Cash provided by operating activities	$128.0	$196.5	$366.5	$391.3
Capital expenditures	(30.5)	(38.5)	(121.4)	(147.4)
Free Cash Flow	$97.5	$158.0	$245.1	$243.9